NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
October 1, 2004	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES LEASE AGREEMENT FOR 20 COMMUNITIES

SEATTLE, WA, October 1, 2004 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, announced today that the Company has entered into a lease agreement with a real estate investment trust company for 20 communities which were acquired by the real estate investment trust for approximately $170.8 million. The Company completed the lease on the first 18 communities on September 30, 2004, and anticipates the remaining two communities will close during the fourth quarter. For the 18 communities currently leased, the Company had previously managed 17 and leased one of these communities from entities in which Daniel R. Baty, the Company’s Chairman and Chief Executive Officer, is a principal party. The two remaining communities are owned by entities in which Mr. Baty has interests, of which the Company currently manages one community. The Company has a right of first refusal on the purchase of these leased communities and Mr. Baty will be guaranteeing the lease payments. Mr. Baty will receive 50% of the cash flow of the 20 communities and be responsible for 50% of any cash flow loss; the calculation of cash flow being inclusive of a 5% management fee and capital expenditures. The lease is for 15 years with one 15-year extension and includes annual CPI based inflators.

"We think that this is a win for the Company," stated Ray Brandstrom, CFO. "This lease solidifies our relationship with these communities for the next 15 years, and based on current performance, will be accretive to our earnings from the outset."

Sixteen of the communities included in this lease structure were part of the group of 21 communities called "Emeritrust I Communities" in the Company’s regulatory filings. These communities were managed under a sequence of agreements from 1999. The Company will continue to manage the five remaining Emeritrust I communities under the existing agreement for a fee based on a fixed percentage of revenue.

All 20 communities provide assisted and/or memory loss related services to seniors. The facilities are located in California, Delaware, Florida, Kansas, Montana, Nevada, South Carolina, Ohio, Utah, Texas, Virginia, and Washington and have 1,824 units. Inclusive of this lease, the Company’s consolidated capacity (owned and leased) will increase 16% to 13,216 units.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus places an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; and our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.